Subsidiaries of the Company

 The following is a list of directly or indirectly wholly-owned subsidiaries of Brunswick Corporation, omitting some subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

Subsidiary	Place of Incorporation	Names Under Which Subsidiaries Do Business
Attwood Corporation	Delaware
Aus Holdco Pty Limited	Australia	BLA Distribution
B.E.P. Marine Limited	New Zealand
Boston Whaler, Inc.	Delaware
Brunswick Boat Club Holdings, LLC	Delaware
Brunswick Compañías de México, S.A. de C.V.	Mexico
Brunswick Family Boat Co. Inc.	Delaware	Bayliner, Heyday Inboards, Heyday Wake Boats
Brunswick Financial Services Corporation	Delaware	Boating Services Network
Brunswick GmbH	Germany
Brunswick International Group S.a.r.l.	Luxembourg
Brunswick International Limited	Delaware
Brunswick Leisure Boat Company, LLC	Indiana	Cypress Cay, Harris
Brunswick Luxembourg Finance S.a.r.l.	Luxembourg
Brunswick Marine in EMEA, Inc.	Delaware
Brunswick Marine - EMEA Operations, LDA	Portugal
Brunswick Marine in Finland and the Baltic States Oy	Finland
Brunswick Marine in France S.A.	France
Brunswick Marine in Italia S.p.A.	Italy
Brunswick Marine in Poland Sp. z o.o	Poland
Brunswick Netherlands B.V.	Netherlands
Brunswick Product Protection Corporation	Delaware
Brunswick Product Protection Corporation of Florida	Delaware
Brunswick Singapore Holdings Pte. Ltd.	Singapore
Brunswick Trading (Suzhou) Co., Ltd.	China
Freedom Boat Club, LLC	Florida
Freedom Franchise Systems, LLC	Florida
Freedom Marine Sales, LLC	Florida
Freedom Outdoor Delaware, LLC	Delaware
Land 'N' Sea Corporation	Delaware
Land 'N' Sea Distributing, Inc.	Florida	Kellogg Marine Supply, Seachoice Products
Lankhorst Taselaar B.V.	Netherlands
Lenco Marine Solutions, LLC	Florida
Lund Boats Canada Inc./Les Bateaux Lund Canada Inc.	Canada
Lund Boat Company	Delaware
Marine Power International Limited	Delaware
Mastervolt B.V.	Netherlands
Mercury Marine do Brasil Industria e Comercio Ltda	Brazil
Mercury Marine Limited / Mercury Marine Limitee	Canada
Mercury Marine Singapore Pte Ltd	Singapore
Mercury Marine Technology Suzhou Company Ltd.	China
Munster Simms Engineering Limited	Northern Ireland
Normalduns B.V.	Netherlands
Power Products, Inc.	Delaware
Power Products, LLC	Delaware
Power Products Global Holdings, Inc.	Delaware
Power Products Holdings, LLC	Delaware
Princecraft Boats Inc. / Bateaux Princecraft Inc.	Canada
PSW (NI) Limited	Northern Ireland
Rayglass Sales and Marketing Limited	New Zealand
Sea Ray Boats, Inc	Florida	Meridian Yachts, Sea Ray Boats
Thunder Jet Boats, Inc.	Delaware